Exhibit 5.1

June 3, 2022

The Arena Group Holdings, Inc.

200 Vesey Street 24th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as counsel to The Arena Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the following shares of common stock, $0.01 par value (the “Common Stock”): (i) 308,076 shares of Common Stock issuable upon the exercise of stock options (the “2016 Plan Options”) previously granted under the Company’s 2016 Stock Incentive Plan (the “2016 Plan”); (ii) 5,306,725 shares of Common Stock issuable upon the exercise of stock options (the “2019 Plan Options”) previously granted under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”); (iii) 138,644 shares of Common Stock issuable upon the exercise of stock options granted to certain employees pursuant to options agreements (collectively, the “Option Agreements”) outside of the 2016 Plan and the 2019 Plan (collectively, the “Outside Plans”); (iv) 1,800,000 shares of Common Stock reserved for issuance under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”; and, together with the 2016 Plan, the 2019 Plan, and the Outside Plans, the “Plans”) (such shares in (i), (ii), (iii), and (iv), the “Primary Shares”); (v) 7,779,612 shares of Common Stock (collectively, the “Resale Shares”), which includes shares previously issued under the 2016 Plan and the 2019 Plan, shares of Common Stock issued to certain employees pursuant to restricted stock award agreements under the Outside Plan, and shares of Common Stock issuable upon exercise of the 2016 Plan Options, the 2019 Plan Options, and the Option Agreements, the Company is registering for resale on behalf of certain selling stockholders described in the prospectus included in the Registration Statement (the “Prospectus”); and (vi) the associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Amended and Restated Rights Agreement, dated May 2, 2022, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, which includes the Form of Certificate of Designations, the Form of Right Certificate, and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B, and C, respectively (collectively, the “Rights Agreement”).

In rendering this opinion, we have assumed without independent verification: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) that each natural person signing any document reviewed by us had the legal capacity to do so; and (vi) the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents. As to various questions of fact relevant to this opinion, we have relied, without independent investigation, upon the documents we have reviewed, certificates of public officials, the representations, warranties, and statements of fact of the Company in the Registration Statement and a Secretary’s Certificate of an officer of the Company, all of which we assume to be true, correct and complete.

June 3, 2022

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Primary Shares have been duly authorized for issuance and sale pursuant to the Plans by all necessary corporate action of the Company, and when issued as provided by the applicable provisions of the Plans, and pursuant to the agreements that accompany the Plans, such Primary Shares will be validly issued, fully paid, and nonassessable.

2. The Resale Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

3. When issued in accordance with the Rights Agreement, the Rights will constitute the valid and binding obligations of the Company.

Our opinion herein is expressed solely with respect to the laws of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdictions are applicable to the subject matter hereof.

In addition, the foregoing opinion with respect to the Rights is qualified to the extent that enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers). In addition, no option is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We have assumed that the Rights Agreement was duly authorized, executed, and delivered by the rights agent and that the Company’s board of directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. With respect to the Rights, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. The opinions expressed herein address the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of purchase rights issued thereunder would result in invalidating such rights in their entirety. The Rights exist by virtue of and are subject to the Rights Agreement and the terms and conditions thereof, and it should be understood that the Rights Agreement and the Rights may be terminated or amended at the Company’s option pursuant to the terms set forth therein.

June 3, 2022

This opinion letter and the opinion expressed herein are for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Primary Shares, the Resale Shares, or the Registration Statement. The opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP